Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

dated as of February 7, 2014

among

MALLINCKRODT INTERNATIONAL FINANCE S.A.,

MALLINCKRODT PLC

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

3.500% Senior Notes due 2018

4.750% Senior Notes due 2023

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of February 7, 2014, among Mallinckrodt International Finance S.A., Inc., a public limited liability company (société anonyme), incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 3b, boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under the number B 172865 (the “Company”), Mallinckrodt plc, an Irish public limited company (the “Guarantor”) and Deutsche Bank Trust Company Americas, a New York banking corporation (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and the Trustee are party to an Indenture, dated as of April 11, 2013 (as amended by the Supplemental Indenture dated June 28, 2013, the “Indenture”), relating to the Company’s 3.500% Senior Notes due 2018 (the “2018 Notes”) and the Company’s 4.750% Senior Notes due 2023 (the “2023 Notes” and together with the 2018 Notes, the “Securities”);

WHEREAS, Section 9.01(a) of the Indenture provides that the Company, the Guarantor and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture without the consent of any Securityholders to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of either series, which does not adversely affect the interests of the Holders of the Securities of either series in any material respect;

WHEREAS, Section 9.01(o) of the Indenture provides that the Company, the Guarantor and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture without the consent of any Securityholders to conform the text of the Indenture to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, as evidenced by an Officer’s Certificate;

WHEREAS, the Company, the Guarantor and the Trustee are entering into this Supplemental Indenture to cure a defect in the definition of “Board Resolution” as set forth in the Indenture;

WHEREAS, the Company, the Guarantor and the Trustee are entering into this Supplemental Indenture to conform the text of Section 6.01(b) of the Indenture to the intended verbatim recitation of such provision in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The definition of “Board Resolution” in the Indenture shall be amended and restated in its entirety to read as follows:

““Board Resolution” means a copy of a resolution certified by the Secretary, an Assistant Secretary or Director of the Company or the applicable Guarantor to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification.”

Section 3. Section 6.01(b) of the Indenture shall be amended and restated in its entirety to read as follows:

“(b) In the case of any Event of Default with respect to a series of Securities, unless the principal of all the Securities of such series shall have already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Securities of such series, by notice in writing to the Company and the Guarantor, and to the Trustee if notice is given by such Securityholders, may declare the unpaid principal of all such Securities of such series to be due and payable immediately.”

Section 4. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, without regard for conflicts of laws principles that would require the application of any other law.

Section 5. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 7. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ John Einwalter
	Name:	John Einwalter
	Title:	Director

[Signature Page to Second Supplemental Indenture]

MALLINCKRODT PLC

By:	/s/ John Einwalter
	Name:	John Einwalter
	Title:	Vice President, Treasurer

[Signature Page to Second Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

By:	/s/ Randy Kahn
	Name:	Randy Kahn
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]